Execution Version

Amendment to Subadvisory Agreement

for AST FIDELITY INSTITUTIONAL AMSM QUANTITATIVE PORTFOLIO

AST Investment Services, Inc. and PGIM Investments LLC and FIAM LLC (formerly Pyramis Global Advisors, LLC) (“Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as of February 10, 2014, by and among AST Investment Services, Inc., PGIM Investments LLC (formerly Prudential Investments LLC), and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST FI Pyramis® Quantitative Portfolio as follows;

1.	All references to “AST FI Pyramis® Quantitative Portfolio” are hereby changed to “AST Fidelity Institutional AMSM Quantitative Portfolio”; and
2.

The following sentence is added at the end of Paragraph 12.(a):  “Each party also agrees that it will maintain appropriate information barriers within its own operations, and/or its affiliates, that may have access to any confidential information as defined in and subject to the Confidentiality Agreement.”

3.	Exhibit A is hereby deleted and replaced with the attached Schedule A.

     IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and FIAM LLC have duly executed this Amendment as of the effective date of this Amendment.

                                                                          AST INVESTMENT SERVICES, INC.

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title:   President

                                                                          PGIM INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: Senior Vice President

                                                                         FIAM LLC

By: /s/ Casey M. Condron

                                                                                Name: Casey M. Condron

Title: SVP, Head of Institutional Sales & RM

Effective Date as Revised: April 30, 2018

SCHEDULE A

Advanced Series Trust

AST Fidelity Institutional AMSM Quantitative Portfolio

As compensation for services provided by FIAM LLC (“FIAM”), AST Investment Services, Inc. (“ASTIS”) and PGIM Investments LLC (“PGIM Investments”), as applicable, will pay FIAM an advisory fee on the net assets managed by FIAM that is equal, on an annualized basis, to the following:

Portfolio	Proposed Subadvisory Fee*
AST Fidelity Institutional AMSM Quantitative Portfolio

0.23% of average daily net assets to $1 billion;
0.20% of average daily net assets over $1 billion to $3 billion;
0.18% of average daily net assets over $3 billion to $5 billion;
0.15% of average daily net assets over $5 billion

* In the event FIAM invests Portfolio assets in other pooled investment vehicles FIAM or any adviser controlling, controlled by, or under common control with FIAM manages or subadvises, FIAM will waive its subadvisory fee for the Portfolio in an amount equal to the management fee paid by the Portfolio with respect to the Portfolio assets invested in such pooled investment vehicles.  Notwithstanding the foregoing, the subadvisory fee waiver will not exceed 100% of the subadvisory fee.

Effective Date as Revised:  April 30, 2018